Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
VP-Finance & Chief Financial Officer
(678) 728-2115

SEROLOGICALS CORPORATION

REPORTS FIRST QUARTER RESULTS

FIRST QUARTER REVENUE EXCEEDS EXPECTATIONS AND

PRO FORMA NET INCOME UP 12.8%

ATLANTA, GA — April 26, 2006 – Serologicals Corporation (NASDAQ: SERO) announced today its financial results for the first quarter ended April 2, 2006. Revenues decreased 2.8%, to $55.0 million, compared to $56.6 million in the same period last year. Diluted earnings per share increased 52.8% to $0.08 per share compared to $0.05 per share in the same period in the prior year. The decrease in revenues was primarily due to the divestiture of certain Bioprocessing product lines previously manufactured at our former facility in Milford, MA, which was sold in January 2006. The decrease was partially offset by increased revenues in the Research segment.

As the result of our numerous acquisitions and other strategic corporate activities over the past five years, we provide pro forma results that exclude acquisition amortization, other acquisition related costs, expenses for stock-based compensation and other one-time charges. We also provide pro forma information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP. We believe the pro forma presentation is a beneficial supplemental disclosure to investors in analyzing and assessing our past and future performance.

First quarter 2006 pro forma net income was $4.9 million, or $0.14 diluted per share, compared with $4.3 million, or $0.13 diluted per share, in the first quarter of 2005. Pro forma net income and pro forma earnings per share increased by 12.8% and 12.9%, respectively. Reconciliations between GAAP results and pro forma results are presented in the attached tables and on the Company’s web site (www.serologicals.com) under the Investor Relations tab.

Serologicals will not hold the previously announced earnings conference call that was scheduled for Thursday, April 27, 2006 because of the recently announced transaction with Millipore Corporation.

— MORE —

Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA, is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products. Serologicals’ customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, Serologicals is the world’s leading provider of monoclonal antibodies for the blood typing industry. Serologicals employs approximately 1,000 people worldwide and reported revenues of $275 million in 2005. For additional information on Serologicals Corporation, please visit our website: www.serologicals.com.

Statement Regarding Use of Non-GAAP Measures

The financial results that we report on the basis of GAAP include substantial cash and non-cash charges and tax benefits related to acquisitions, to the integration of acquired businesses with existing businesses, to expenses for stock-based compensation and to other one-time events. We present pro forma financial information in this press release because we believe that the information is a beneficial supplemental disclosure to investors in analyzing and assessing our past and future performance. We believe that the pro forma financial information is useful because, among other things, by eliminating the effect of one-time acquisition and integration costs and other one-time events and the related tax benefits, it provides an indication of the profitability and cash flows of the acquired businesses and our on-going operations.

The pro forma financial information, excluding acquisition related amortization and other one-time costs, is limited because it does not reflect the entirety of our business costs. Therefore, we encourage investors to consider carefully our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and the pro forma information are presented in the attached tables and also on our web site (www.serologicals.com) under the Investor Relations tab.

Safe Harbor Statement

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about our subsidiaries and us. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2006. This report is available online at http://www.sec.gov. Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and we undertake no obligation to publicly update these statements based on events that may occur after the date of this press release.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

First Quarter Ended April 2, 2006 and April 3, 2005

(in thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	April 2,	April 3,
	2006	2005

Net revenues	$55,028	$56,635
Costs and expenses:
Cost of revenues	23,412	25,796
Selling, general and administrative expenses	19,888	20,293
Research and development	4,999	4,485
Amortization of intangibles	1,845	1,763
Gain on sale of long-lived assets	(1,184)	—
Impairment and exiting costs	845	—
Operating income	5,223	4,298
Other (income) expense, net	(223)	101
Interest expense	1,812	1,803
Interest income	(312)	(288)
Income from operations, before income taxes	3,946	2,682

Provision for income taxes	1,105	778
Net income	2,841	1,904
Add-back interest expense on convertible debt, net of tax	—	—

Numerator for diluted earnings per share	$2,841	$1,904

Earnings per common share:
Basic	$0.08	$0.06

Diluted	$0.08	$0.05

Weighted average shares used in per share calculations:
Basic	34,129	34,581

Diluted	34,437	35,270

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	April 2, 2006	January 1, 2006
Assets
Current assets:
Cash and short-term investments	$43,061	$38,452
Trade accounts receivable, net	36,048	64,172
Inventories	67,715	59,418
Assets Held for Sale	22,017	—
Other current assets	13,259	15,798
Total current assets	182,101	177,840
Property and equipment, net	66,327	70,015
Goodwill	244,756	239,520
Other intangible assets, net	117,275	120,027
Other assets	3,290	16,217
Total assets	$613,749	$623,619

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,322	17,377
Accrued liabilities and other	29,734	41,757
Current maturities of capital lease obligations	792	1,081
Total current liabilities	43,847	60,215
4.75% Convertible debentures	129,914	129,905
Capital lease obligations	447	476
Deferred income taxes	25,736	25,736
Other liabilities	932	910
Stockholders’ equity	412,873	406,377
Total liabilities and stockholders’ equity	$613,749	$623,619

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended April 3, 2005 and March 28, 2004

(Unaudited)

(In thousands)

	April 2, 2006	April 3, 2005
Operating Activities:

Net income	$2,841	$1,904
Non-cash and working capital changes, net	8,927	(1,526)
Net cash provided by (used in) operating activities	11,768	378

Investing Activities:

Purchase of property and equipment	(3,869)	(2,904)
Purchase of business, net of cash acquired	(7,357)	(6,964)
Disposition of business	3,312	—
Proceeds from (purchases of) short-term investments, net	17,225	(5,100)
Other, net	(9)	413
Net cash used in investing activities	9,302	(14,555)

Financing Activities:

Net cash provided by financing activities	981	1,193
Effect of foreign exchange on cash	(217)	(462)

Net increase (decrease) in cash and cash equivalents	21,834	(13,446)
Cash and cash equivalents, beginning of period	21,227	33,024
Cash and cash equivalents, end of period	$43,061	$19,578

SEROLOGICALS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	For the Three Months Ended April 2, 2006
(in thousands, except per share data)	GAAP	Adjustments		Pro Forma

Net revenues	$55,028	—		55,028
Cost of revenues	23,412	(170	)(1)	23,242
Gross profit	31,616	170		31,786
Margin %	57.5%			57.8%

Selling, general and administrative	19,888	(1,260	)(2)	18,628
Research and development	4,999	(45	)(1)	4,953
Amortization of intangibles	1,845	(1,845	)(3)	—
Gain on sale of long-lived assets	(1,184)	1,184	(4)	—
Impairment and exiting costs	845	(845	)(5)	—
Operating income	5,223	2,981		8,204
Operating margin %	9.5%			14.9%

Other income	(223)	—		(223)
Interest income	(312)	—		(312)
Interest expense	1,812	—		1,812
Income from operations before income taxes	3,946	2,981		6,928
Provision for income taxes	1,105	835	(6)	1,940
Net income	2,841	2,147		4,988

Add back interest expense on convertible debt, net of taxes	—	1,229	(7)	1,229
Numerator for diluted earnings per share	$2,841	$3,376		$6,217

Net income per share:
Basic	$0.08			$0.15
Diluted	$0.08			$0.14

Weighted average shares used in per share calculation:
Basic	34,129	—		34,129
Diluted	34,437	8,790		43,227

(1)          Add back business integration costs in research segment

(2)          Add back business integration costs principally in research segment of $316 and expenses associated with share-based payments arrangements with employees of $944

(3)          Add back purchased intangible asset amortization

(4)          Gain on cash sale of bioprocessing assets in Milford, MA

(5)          Cash charges incurred in connection with closing and exiting bioprocessing facilities

(6)          The income tax effect of pro forma adjustments at prevailing rate for period

(7)          Add back interest on convertible debt which has an anti-dilutive effect on GAAP results and dilutive effect on pro forma results

	For the Three Months Ended April 3, 2005
(in thousands, except per share data)	GAAP	Adjustments		Pro Forma

Net revenues	$56,635	—		56,635
Cost of revenues	25,796	(630	)(1)	25,166
Gross profit	30,839	630		31,469
Margin %	54.5%			55.6%

Selling, general and administrative	20,293	(1,034	)(2)	19,259
Research and development	4,485	—		4,485
Amortization of intangibles	1,763	(1,763	)(3)	—
Operating income	4,298	3,427		7,725
Operating margin %	7.6%			13.6%

Other expense	101	—		101
Interest income	(288)	—		(288)
Interest expense	1,803	—		1,803
Income from operations before income taxes	2,682	3,427		6,109
Provision for income taxes	778	994	(4)	1,771
Net income	1,904	2,433		4,337

Add back interest expense on convertible debt, net of taxes	—	1,190	(5)	1,190
Numerator for diluted earnings per share	$1,904	$3,623		$5,527

Net income per share:
Basic	$0.06			$0.13
Diluted	$0.05			$0.13

Weighted average shares used in per share calculation:
Basic	34,581	—		34,581
Diluted	35,270	8,790		44,060

(1)          Add back costs for purchase accounting inventory revaluations related to acquisition of Upstate, $500; other one time charges, $130

(2)          Add back business integration costs in research segment

(3)          Add back purchased intangible asset amortization

(4)          The income tax effect of pro forma adjustments at prevailing rate for period

(5)          Add back interest on convertible debt which have an anti-dilutive effect on GAAP results and dilutive effect on pro forma results

SEROLOGICALS CORPORATION AND SUBSIDIARIES

EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended
	April 2, 2006	April 3, 2005
Net income under GAAP	$2,841	$1,904
Provision for income taxes	1,105	778
Interest expense (income), net	1,500	1,515
Depreciation	1,969	2,167
Amortization of intangibles	1,845	1,763
EBITDA	9,260	8,127

Other Adjustments:
Impairment and exiting costs	845	—
Purchase accounting revaluations and business integration costs	1,476	1,664
Gain on sale of long-lived assets	(1,184)	—
Adjusted EBITDA	$10,396	$9,791

Note> Income from continuing operations before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation, amortization and other adjustments (“Adjusted EBITDA”) is not a measure of performance defined in accordance with accounting principles generally accepted in the United States of America. However, we believe that Adjusted EBITDA is useful to investors in evaluating our performance because it is a commonly used financial analysis tool for measuring and comparing life science companies in areas of operating performance. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to net cash provided by operating activities as a measure of liquidity and may not be comparable to similarly titled measures used by other companies. In addition, the definition of Adjusted EBITDA as presented herein differs from the definition of Consolidated EBITDA used in the Company’s revolving credit facility.